Exhibit 99.1

Itron Appoints Sanjay Mirchandani to Board of Directors

Technology Executive Brings More Than 30 Years of Expertise in Cybersecurity, Data Protection and Customer Service

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--July 24, 2023--Itron, Inc. (NASDAQ: ITRI), which is innovating the way utilities and cities manage energy and water, announced today the appointment of Sanjay Mirchandani, CEO of Commvault, to its board of directors, effective July 18, 2023.

Mirchandani has more than 30 years of experience in cybersecurity, data protection, customer service and technology, most recently as CEO of Commvault, the recognized leader in data backup and recovery. Since joining Commvault, Mirchandani has innovated Commvault’s industry-recognized portfolio, launching Metallic, an award-winning SaaS offering, and strengthened the company’s robust partner ecosystem. Prior to joining Commvault, Mirchandani served as the CEO of Puppet, an IT automation company, from September 2016 to January 2019. He joined Puppet in May 2016 as president and chief operating officer. Mirchandani has a wealth of international business experience from his diverse career in technology.

“Itron’s board of directors and Itron’s customers recognize the importance of data protection and deep knowledge of cybersecurity. That’s why we are delighted to welcome Sanjay to our board and benefit from his expertise in cybersecurity, data protection and customer service,” said Diana Tremblay, chair of Itron’s board of directors.

“Sanjay’s strong background in the technology sector coupled with his deep expertise in cybersecurity, data protection and customer service will be an asset to Itron’s board of directors and to our customers. We welcome Sanjay to the board and look forward to collaborating to drive our business and our industry forward,” said Tom Deitrich, Itron’s president and chief executive officer.

“It’s an honor to join Itron’s board of directors, and I look forward to bringing my experience to help further Itron’s corporate strategy and enhance shareholder value,” said Mirchandani.

About Itron

Itron enables utilities and cities to safely, securely and reliably deliver critical infrastructure solutions to communities in more than 100 countries. Our portfolio of smart networks, software, services, meters and sensors helps our customers better manage electricity, gas and water resources for the people they serve. By working with our customers to ensure their success, we help improve the quality of life, ensure the safety and promote the well-being of millions of people around the globe. Itron is dedicated to creating a more resourceful world. Join us: www.itron.com.

Itron® is a registered trademark of Itron, Inc. All third-party trademarks are property of their respective owners and any usage herein does not suggest or imply any relationship between Itron and the third party unless expressly stated.

Contacts

Itron, Inc.
Paul Vincent
Vice President, Investor Relations
(512) 560-1172